                              EXECUTIVE SUMMARY

DATE OF VALUATION:              September 26, 1995

DATE OF INSPECTION:             September 26, 1995

PROPERTY ADDRESS:               1510 Gatehouse Circle
                                Colorado Springs, Colorado 80915

TAX REFERENCE:                  7412200058

PROPERTY DESCRIPTION:           The Knolls Apartments is a two-story apartment complex made up of 262 units in 38 residential buildings and a total of 242,682 (plus or minus)
                                rentable square feet. The improvements, which are situated on a 22.02
                                (plus or minus) acre site, were completed in 1974 and are currently in the process of being renovated. The unit mix includes several variations of one and two-bedroom units.

ZONING:                         "R-5," Multi-Family District

MARKET BRIEF:                   Apartments continued to be a popular investment property type in Colorado
                                Springs over the past year. The popularity of apartments is due principally to the lower risk perceived by buyers. Advantageous investment characteristics of multifamily properties include short term leases normally at market rates, predictable demographics, low tenant improvement costs at tenant turnover, and a market which generally reflects the ability to raise rents to keep up with inflation. Occupancy rates in the Colorado Springs area  are predominantly in the 95% plus range which adds to the desirability of this investment type. More attractive financing terms are typically available for multifamily investments than other commercial segments of the market.

PROPERTY RIGHTS APPRAISED:      Fee Simple Estate

HIGHEST AND BEST USE:           Multi-family Residential

                              EXECUTIVE SUMMARY

INDICATED "AS RENOVATED" MARKET VALUES BY APPROACHES:

 INCOME CAPITALIZATION
 APPROACH:                         $11,700,000

 SALES COMPARISON
 APPROACH:                         $11,300,000

 COST APPROACH:                    $10,800,000

 FINAL CONCLUSION OF
 MARKET VALUE:                     $11,700,000
 - AS RENOVATED:

 - AS IS:                          $11,500,000

COMMENT

In estimating the subject's market value, the Income Capitalization Approach was given the most weight due to the income-producing nature of the subject. The Sales Comparison Approach was also given weight due to the number of comparable sales in the subject's market. Due to market participants espousing the lack of the Cost Approach's applicability in a market where estimating depreciation from all forms is extremely subjective, the Cost Approach was given very little weight in our reconciliation of a final value estimate.